As filed with the Securities and Exchange Commission on June 9, 2021
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SLM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2013874
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
300 Continental Drive, Newark, Delaware	19713
(Address of Principal Executive Offices)	(Zip Code)
SLM Corporation 2021 Omnibus Incentive Plan
(Full Title of the Plan)
Nicolas Jafarieh Senior Vice President and Chief Legal, Government Affairs & Communications Officer SLM Corporation 300 Continental Drive Newark, Delaware 19713 (302) 451-0200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service) Copy to: John B. Meade Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $0.20 per share	20,700,000 shares	$19.96	$413,172,000	$45,078

(1)	This Registration Statement on Form S-8 (the “Registration Statement”) covers shares of common stock, $0.20 par value per share (“Common Stock”), of SLM Corporation (the “Company” or the “Registrant”) that are authorized for issuance under the SLM Corporation 2021 Omnibus Incentive Plan. In the event of any stock dividend, stock split, or other similar transaction involving the Common Stock, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the Common Stock on June 3, 2021.
(3)	Rounded up to the nearest dollar.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 25, 2021 (the “Annual Report”);
2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on April 21, 2021;
3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 2, 2021, February 25, 2021, March 11, 2021, March 15, 2021, March 22, 2021 and April 12, 2021;
4.	The description of the Registrant’s common stock, filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 28, 2020, and any amendments or reports filed for the purposes of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. The Registrant’s amended and restated bylaws were previously filed with the Commission and are incorporated by reference into this Registration Statement.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 26, 2015)

4.2	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 29, 2015)
5.1	Opinion of Davis Polk & Wardwell LLP (filed herewith)
23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, independent registered public accounting firm, relating to the financial statements of the Registrant (filed herewith)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1	SLM Corporation 2021 Omnibus Incentive Plan (filed herewith)

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newark, Delaware, on June 9, 2021.

SLM CORPORATION

By:	/s/ Nicolas Jafarieh
Nicolas Jafarieh Senior Vice President and Chief Legal, Government Affairs & Communications Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jonathan W. Witter, Steven J. McGarry and Nicolas Jafarieh and each of them, individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jonathan W. Witter	Director & Chief Executive Officer	June 9, 2021
Jonathan W. Witter	(Principal Executive Officer)

/s/ Steven J. McGarry	Executive Vice President & Chief Financial Officer	June 9, 2021
Steven J. McGarry	(Principal Financial Officer)

/s/ Jonathan R. Boyles	Senior Vice President & Controller	June 9, 2021
Jonathan R. Boyles	(Principal Accounting Officer)

/s/ Mary Carter Warren Franke	Chair of the Board of Directors	June 9, 2021
Mary Carter Warren Franke

/s/ Paul G. Child	Director	June 9, 2021
Paul G. Child

/s/ Marianne M. Keler	Director	June 9, 2021
Marianne M. Keler

/s/ Mark L. Lavelle	Director	June 9, 2021
Mark L. Lavelle

/s/ Ted Manvitz	Director	June 9, 2021
Ted Manvitz

/s/ Jim Matheson	Director	June 9, 2021
Jim Matheson

/s/ Frank C. Puleo	Director	June 9, 2021
Frank C. Puleo

/s/ Vivian C. Schneck-Last	Director	June 9, 2021
Vivian C. Schneck-Last

/s/ William N. Shiebler	Director	June 9, 2021
William N. Shiebler

/s/ Robert S. Strong	Director	June 9, 2021
Robert S. Strong

/s/ Kirsten O. Wolberg	Director	June 9, 2021
Kirsten O. Wolberg